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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                                  May 29, 1997



Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC  20016

Ladies and Gentlemen:

          You have requested our opinion concerning certain matters of Delaware law in connection with the issuance (the "Exchange Share Offering") by Life
                                          -------- ----- --------
Financial Corp., a Delaware corporation (the "Company"), of 3,211,716 shares of
                                              -------
its common stock, par value $.01 per share (the "Common Stock"), in conjunction
                                                 ------ -----
with the reorganization of Life Savings Bank, Federal Savings Bank (the "Bank"),
                                                                         ----
as a result of which (i) the Bank will become a wholly-owned subsidiary of the Company and (ii) each outstanding share of the Bank's common stock will be converted into the right to receive three shares of Common Stock (the "Reorganization").
---------------

          In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), its by-laws, the Company's Registration
      ----------- -- -------------
Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the
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Muldoon, Murphy & Faucette
May 29, 1997
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Exchange Share Offering (the "Registration Statement"), including the prospectus
                              ------------ ---------
constituting a part thereof (the "Prospectus"), a consent of the sole
                                  ----------
incorporator of the Company, resolutions of the Board of Directors of the
Company (the "Board") concerning, inter alia, the organization of the Company,
              -----               ----- ----
the Exchange Share Offering, the issuance of shares of Common Stock in the Exchange Share Offering and the designation of a Pricing Committee of the Board (the "Pricing Committee"), the Amended Agreement and Plan of Reorganization
      ------- ---------
dated as of January 16, 1997 (the "Plan of Reorganization") between the Company,
                                   ---- -- --------------
the Bank and Life Interim Savings Bank, an interim federal savings bank ("Interim"), a consent of the Company as the sole stockholder of Interim
 ---------
approving the Reorganization and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also obtained a certificate of the Delaware Secretary of State as to the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Incorporation.

          We have assumed for purposes of this opinion the approval of the Reorganization by the board of directors and stockholders of the Bank and that all actions necessary to effect the Reorganization under applicable federal law have been taken.

          We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Delaware corporate law. We express no opinion concerning the requirements
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Muldoon, Murphy & Faucette
May 29, 1997
Page 3

of any other law, rule or regulation, state or federal, applicable to the Bank, the Company, the Reorganization, or the Exchange Share Offering, including, without limitation, those applicable to federally chartered savings banks or their holding companies.

          Based upon and subject to the foregoing, it is our opinion that:

          1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Prospectus.

          2. Upon the completion of the actions provided for in Article V of the Plan of Reorganization, the Common Stock to be issued in the Exchange Share Offering will be duly authorized and, when such shares are issued in accordance with the Plan of Reorganization, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Certificate of Incorporation.

          The following provisions of the Certificate of Incorpora tion may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will
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Muldoon, Murphy & Faucette
May 29, 1997
Page 4

not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

          (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions.

          (b) Article NINTH of the Certificate of Incorporation, which purports to permit the Board to consider the effect of any offer to acquire the Company on constituencies other than stock holders in evaluating any such offer.

                                         Very truly yours,


                                         /s/ Morris, Nichols, Arsht & Tunnell